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                                                                   EXHIBIT 12(b)

                         JOSEPH E. SEAGRAM & SONS, INC.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)

                                                        TRANSITION
                                             FISCAL       PERIOD       FISCAL YEARS ENDED JANUARY
                                           YEAR ENDED     ENDED                   31,
                                            JUNE 30,     JUNE 30,     ----------------------------
                DESCRIPTION                   1997         1996       1996    1995    1994    1993
-----------------------------------------------------   ----------    ----    ----    ----    ----
Earnings before income taxes (restated for
  discontinued operations).................    $151         (30)      $ 84    $190    $194    $168
Add (deduct):
Fixed charges..............................     176           72       169     186     166     157
Interest capitalized, net of
  amortization.............................     (1)           --        --     (1)      --     (1)
                                              ----          ----      ----    ----    ----    ----
Earnings available for fixed charges.......    $326       $   42      $253    $375    $360    $324
                                              ====          ====      ====    ====    ====    ====
Fixed charges:
Interest expense...........................    $159       $   65      $145    $163    $146    $137
Portion of rental expense deemed to
  represent
  interest factor..........................      17            7        24      23      20      20
                                              ----          ----      ----    ----    ----    ----
Fixed charges..............................    $176       $   72      $169    $186    $166    $157
                                              ====          ====      ====    ====    ====    ====
Ratio of earnings to fixed charges.........    1.85        --(a)      1.50    2.02    2.17    2.06

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     (a) Fixed charges exceeded earnings by $30 million for the Transition
         Period ended June 30, 1996.